CREDIT AGREEMENT

                               between

               AMERICAN TELEPHONE AND TELEGRAPH COMPANY

                                 and

                       MCCI ACQUISITIONS, INC.


                                February 8, 1994
                          TABLE OF CONTENTS

                                                                  Page

     1.  DEFINITIONS..........................................1

     2.  AMOUNT AND TERMS OF CREDIT..........................11
         2.1     Credit...................................... 11
         2.2     Manner of Borrowing......................... 12
         2.3     Determination of Interest Period.............12
         2.4     Reduction of Available Commitment............12
         2.5     Repayment of Loan............................12
         2.6     Prepayment...................................12
         2.7     Payment of Interest..........................13

     3.  PAYMENTS............................................13
         3.1     Manner of Payments...........................13
         3.2     Extension of Payments........................13
         3.3     Application of Payments......................14
         3.4     Computation of Interest......................14
         3.5     Commitment Fee...............................14

     4.  CONDITIONS PRECEDENT................................14
         4.1     Conditions Precedent to Initial Loan.........14
         4.2     Conditions Precedent to Each Loan............16

     5.  REPRESENTATIONS AND WARRANTIES......................16
         5.1     Organization.................................16
         5.2     Subsidiaries.................................17
         5.3     Authorization................................18
         5.4     Consents.....................................18
         5.5     No Conflict..................................18
         5.6     No Default...................................19
         5.7     No Litigation................................19
         5.8     Financial Statements.........................19
         5.9     Absence of Certain Changes or Events.........19
         5.10    Outstanding Indebtedness and Undisclosed
                      Liabilities; Investments.....................19
         5.11    Compliance with ERISA........................20
         5.12    Compliance with Environmental Laws...........20
         5.13    Taxes........................................20
         5.14    Regulation G.................................20
         5.15    No Catastrophic Events.......................21
         5.16    No Burdensome Agreements.....................21
         5.17    Investment Company Act of 1940...............21
         5.18    Public Utility Holding Company Act...........21
         5.19    Capital Stock................................21
         5.20    Ownership....................................22
         5.21    Title to Property............................22

     6.  AFFIRMATIVE COVENANT................................22
         6.1     Use of Proceeds..............................22
         6.2     Reporting Obligations........................23


         6.3     Maintenance of Records.......................24
         6.4     Right of Inspection..........................24
         6.5     Preservation of Corporate Existence..........24
         6.6     Compliance with Laws.........................25
         6.7     Maintenance of Properties....................25
         6.8     Payment of Taxes, Etc........................25
         6.9     Maintenance of Insurance.....................25

     7.  NEGATIVE COVENANTS..................................25
         7.1     Restricted Payments..........................25
         7.2     Indebtedness.................................26
         7.3     Mortgages, Liens, etc........................27
         7.4     Transactions with Affiliates.................27
         7.5     Mergers, Etc.................................27
         7.6     Sales, Etc. of Assets........................27
         7.7     Negative Pledge..............................28
         7.8     Holding Company Status.......................28

     8.  FINANCIAL COVENANTS.................................28
         8.1     Adjusted Debt to Pops Ratio..................28
         8.2     Minimum Annual Revenue.......................29
         8.3     Minimum Annual Cash Flow.....................29

     9.  DEFAULTS............................................29
         9.1     Events of Default............................29

     10. GENERAL PROVISIONS..................................31
         10.1    No Third Party Beneficiaries.................31
         10.2    Successors and Assigns.......................31
         10.3    Costs and Expenses...........................31
         10.4    Indemnification..............................32
         10.5    No MCCI Guarantee, Etc.......................32
         10.6    Further Assurances...........................33
         10.7    Entire Agreement.............................33
         10.8    Amendment; Waiver............................33
         10.9    Notices......................................34
         10.10   Counterparts.................................34
         10.11   Headings.....................................35
         10.12   Invalidity...................................35
         10.13   Governing Law................................35
         10.14   Knowledge....................................35


     Schedule 1
     Schedule 5.10
     Schedule 5.11
     Schedule 5.20

     Exhibit A   Form of Notice of Borrowing
     Exhibit B   Form of Pledge Agreement
     Exhibit C   Form of Guarantee




          CREDIT AGREEMENT, dated as of February 8, 1994, between AMERICAN TELEPHONE AND TELEGRAPH COMPANY, a New York corporation (the "Lender"), and MCCI ACQUISITIONS, INC., a
     Delaware corporation (the "Borrower").

                         W I T N E S S E T H:

          WHEREAS, the Lender has agreed to provide financing in accordance with the terms of and for the purposes specified in Section 7.11.3 of the Agreement and Plan of Merger, dated August 16, 1993 (the "Merger
     Agreement"), among the Lender, Ridge Merger Corporation and
     McCaw Cellular Communications, Inc. ("MCCI"); and

          WHEREAS, the Lender is willing to extend credit from time to time to the Borrower on the terms and conditions set forth herein;

          NOW, THEREFORE, the parties hereby agree as follows:

     1.  DEFINITIONS

          As used in this Agreement:

          "Adjusted Debt" means, as of any date, the Attributable Share of Indebtedness of the Borrower, less the sum of (i) the value of the Borrower's attributable share of Pops in (A) Sonora, Mexico and Sinaloa, Mexico calculated on the basis of $10 per Pop, (B) Hong Kong calculated on the basis of $35 per Pop and (C) any of the ten largest MSAs in terms of population (as determined by the most recent estimate at such time by the Donnelley Marketing Service or such successor or replacement service as shall be generally recognized in the cellular industry at such time) calculated on the basis of $125 per Pop; (ii) 50% of the Market Price of the Attributable Share of Marketable Securities of the Borrower; and (iii) 100% of the Attributable Share of Cash Equivalents of the Borrower.

          "Affiliate" has the meaning set forth in Rule
     12b-2 under the Securities Exchange Act of 1934, as amended.

          "Agreement" means this Credit Agreement, as amended or supplemented from time to time.

          "Applicable Margin" means, for the purpose of calculating the Interest Rate for each Loan during any Interest Period, 2.5%; provided, however that, if MCCI elects (in its sole discretion) to guarantee the obligations of the Borrower under this Agreement and the other Loan
          Documents in accordance with Section 10.5(b), the Applicable

     Margin shall be the "Applicable Margin" (as defined in the MCCI Credit Agreement) that would be applicable to a "LIBO Rate Advance" (as defined in the MCCI Credit Agreement) commencing on the first day of the applicable Interest Period or, if the MCCI Credit Agreement shall have terminated, the "Applicable Margin" (as defined in the MCCI Credit Agreement) that would be applicable to a "LIBO Rate Advance" (as defined in the MCCI Credit Agreement) calculated using the formula in effect on the date of such termination.

          "Attributable Share" means, for purposes of determining the Pops, Indebtedness or other measured item of the Borrower, the percentage ownership interest in such item held directly or indirectly by the Borrower.

          "Authority" means any nation or government, any state or other political subdivision thereof, any governmental body, agency or official, and any entity or other Person exercising executive, legislative, regulatory or administrative functions of or pertaining to a governmental body.

          "Available Commitment" means, at any time, $350,000,000 less the aggregate amount of Loans previously made to the Borrower.

          "Borrower" has the meaning set forth in the preamble.

          "Business Day" means a day other than Saturday, Sunday or any other day on which commercial banks in New York City are authorized or required by law or executive order to close and, if the applicable Business Day relates to any determination of the LIBO Rate, on which dealings are carried on in the London interbank market.

          "Capital Lease" means any lease of property which, in accordance with GAAP, should be capitalized on the lessee's balance sheet or for which the amount of the asset and liability thereunder as if so capitalized should be disclosed in a note to such balance sheet.

          "Cash Equivalents" means, to the extent owned free and clear of Liens: (a) U.S. dollars on hand and in insured demand deposit accounts; (b) obligations issued or unconditionally guaranteed by the United States or any agency thereof; (c) certificates of deposit or bankers' acceptances that become payable within one year after the date of issuance and that are issued by any commercial bank organized under the laws of the United States or any state thereof or any other country that is a member of the

     Organization for Economic Cooperation and Development or any political subdivision of such country and having combined capital and surplus of at least $1,000,000,000; (d) commercial paper with a rating of at least "Prime-1" by Moody's Investors Service, Inc. or "A-1" by Standard & Poor's Corporation; and (e) repurchase and reverse repurchase agreements with any securities dealer with respect to securities of the types specified in clauses (a) through (d) in respect of an aggregate principal amount of securities not in excess of $50,000,000 and that are fully collateralized by any of the securities specified in clauses
     (a) through (d).

          "Cash Flow" means, for any applicable fiscal period, with respect to any Person, Net Income (Loss) of such Person during such period, plus interest expenses, charges for reserves for deferred taxes, depreciation and amortization and other non-cash items, to the extent such amounts were deducted in determining Net Income (Loss) of such Person for such period.

          "Cellular Entity" means a Cellular Licensee or a Cellular Permittee.

          "Cellular Interest" means a direct or indirect ownership interest in any Cellular Entity.

          "Cellular Licensee" means any Person that is authorized by (i) the FCC to own, control and operate a Cellular System in an MSA or an RSA or (ii) a Foreign
     Authority to own, control and operate a Cellular System in a specified area.

          "Cellular Permittee" means a Person that is authorized by (i) the FCC to construct a Cellular System in an MSA or an RSA or (ii) a Foreign Authority to construct a Cellular System in a specified area.

          "Cellular System" means a domestic public cellular radio telecommunications service system licensed under Part 22 of the FCC's Rules or a cellular radio telecommunications service system licensed under the applicable laws and regulations of any nation, state or territory other than the United States.

          "Closing Price" means, on any day, the last reported sale price of any Marketable Security.

          "Code" means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time.

          "Default" means any Event of Default and any event which, with the passage of time or the giving of notice, or both, will become an Event of Default.

          "Default Rate" means, for each Loan, a rate of interest per annum equal to the sum of the Interest Rate with respect to the applicable Interest Period, plus 2%, but in no event to exceed the maximum rate permitted under applicable New York law.

          "Environmental Law" means any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award relating to the environment, health or safety or to the release of any materials into the environment, including, without limitation, the Clean Air Act, as amended, the Clean Water Act of 1977, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, and the Resource Conservation and Recovery Act of 1976, as amended.

          "ERISA" means the Employee Retirement Income
     Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "ERISA Event" means (a) a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (b) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (c) the cessation of operations at a facility in the circumstances described in Section 4068(f) of ERISA; (d) the withdrawal by the Borrower or any of its Subsidiaries from a Multiemployer Plan during a plan year for which it was a substantial employer, as defined in
     Section 4001(a)(2) of ERISA; (e) the failure by the Borrower or any of its Subsidiaries to make a payment to a Plan required under Section 302(f)(1) of ERISA which Section imposes a lien for failure to make required payments; (f) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (g) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan.

          "Event of Default" means any of the events specified in Section 9.1.

          "FCC" means the Federal Communications
     Commission.

          "FCC License" means any mobile telephone, cellular telephone, microwave or other communications license, permit, certificate of compliance, franchise, approval or authorization granted or issued by the FCC for control, ownership, construction or operation of a Cellular System.

          "Foreign Authority" means, with respect to any specified area outside of the United States, the Authority having jurisdiction with respect to cellular radio telecommunications service systems in such area.

          "Foreign Cellular License" means any mobile telephone, cellular telephone, microwave or other communications license, permit, certificate of compliance, franchise, approval or authorization granted or issued by a Foreign Authority for control, ownership, construction or operation of a Cellular System.

          "GAAP" means generally accepted accounting principles in the United States.

          "Guarantee" means a guarantee in substantially the form annexed hereto as Exhibit C.

          "Guarantor" means McCaw Unrestricted Holdings,
     Inc., a Delaware corporation.

          "Hazardous Materials" means all materials subject to any Environmental Law, including, without limitation, materials listed in 49 C.F.R. Section 172.101, materials defined as hazardous pursuant to Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, petroleum or petroleum distillates or asbestos or material containing asbestos.

          "Indebtedness" of any Person means (without duplication):

          (i)  all indebtedness of such Person for
              borrowed money;

          (ii)   all obligations of such Person for the
              deferred purchase price of capital assets;

          (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance bonds, letters of credit and similar undertakings in connection with the construction, development or operation of a business, to the extent such undertakings do not secure an obligation for borrowed money or the deferred purchase price of property or services);

          (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

          (v) all obligations of such Person as lessee under Capital Leases;

          (vi) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities (to the extent not included in clause (iii) above);

          (vii) all obligations of such Person to
              purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such person or any warrants, rights or options to acquire such capital stock, which obligations shall be valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends and, in the case of other such obligations, at the amount that, in light of all the facts and circumstances existing at the time of determination, can reasonably be expected to become payable;

          (viii) all Indebtedness referred to in clauses
              (i) through (vii) above guaranteed directly or indirectly by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (w) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (x) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss,
              (y) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or
              (z) otherwise to assure a creditor against loss; and

          (ix) all Indebtedness referred to in clauses (i) through (vii) above secured by (or for which the holder
              of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property
              (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

          "Interest Period" means, for each Loan, the Interest Period selected by the Borrower pursuant to Section
     2.3 in accordance with the provisions below.

          (i) The duration of each such Interest Period shall be one, two, three, six, nine or twelve months, provided that the Interest Period ending on the Repayment Date may be any period not exceeding 12 months that ends on the Repayment Date.

          (ii) the Borrower may not select any Interest
              Period for any Loan that ends after the Repayment
              Date;

          (iii) whenever the last day of any Interest
              Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

          (iv) whenever the first day of any Interest
              Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

          "Interest Rate" means, for each Loan, a rate of interest per annum equal to the sum of the LIBO Rate with respect to the applicable Interest Period, plus the Applicable Margin; provided, however, that in no event shall the interest rate exceed the maximum rate permitted under applicable New York law.

          "Investments" means, with respect to any Person, (a) any loan or advance made by such Person to any other Person, (b) any obligation guaranteeing or in effect guaranteeing any obligation of any other Person, directly or indirectly, in any manner whatsoever, and (c) any ownership or similar interest in any Person; and the amount of any

     Investment shall be the original principal or capital amount thereof, plus any additional capital contribution or advance to or other investment in such Person, less all cash returns of principal or equity thereof (and without adjustment by reason of the financial condition of such other Person).

          "LIBO Rate" means, with respect to any Interest
     Period for each Loan, an interest rate per annum equal to the rate per annum that appears on page 3750 with respect to U.S. dollars on the Dow Jones Telerate Service (or such other page as may replace page 3750 on such service or such other service as may be nominated by the British Bankers' Association for the purpose of displaying the London Interbank rates of major banks with respect to U.S. dollars) as of 11:00 a.m. (London time) two Business Days before the first day of such Interest Period and for a period equal to such Interest Period.

          "Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property, but not including any inchoate right of set-off as such.

          "Loan" has the meaning set forth in Section
     2.1.

          "Loan Documents" means this Agreement, the Pledge Agreement, the Guarantee and each Notice of Borrowing executed and delivered by the Borrower.

          "Loan Party" means each of the Borrower and the Guarantor and, in the event MCCI elects (in its sole discretion) to guarantee the obligations of the Borrower under this Agreement and the Loan Documents in accordance with Section 10.5(b), the term "Loan Party" shall also mean
     MCCI.

          "Market Price" means the average Closing Price for a share of any Marketable Security during the period of the 20 most recent trading days ending on the tenth Business
     Day prior to the date of calculation.

          "Marketable Security" means any equity security that is either listed on a national securities exchange or for which a quotation is available through the National Association of Securities Dealers Automated Quotation System.

          "Material Adverse Effect" means, with respect to the Person specified, any effect or effects that
     individually or in the aggregate is or are materially adverse to (i) the business, financial condition, results of operations, properties, assets, liabilities or prospects of such Person and its Subsidiaries taken as a whole or (ii) the ability of such Person to perform any of its material obligations under this Agreement or any of the other Loan Documents to which it is a party.

          "MCCI" has the meaning set forth in the first recital.

          "MCCI Credit Agreement" means the Credit
     Agreement, dated as of February 26, 1990, among MCCI and the lenders named therein, as amended or supplemented from time to time.

          "Merger Agreement" has the meaning set forth in the first recital.

          "MSA" means a "Metropolitan Statistical Area", as such term is defined and modified by the FCC for purposes of Cellular System licensing.

          "Multiemployer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any of its Subsidiaries and at least one Person other than the Borrower and its Subsidiaries or (b) was so maintained and in respect of which the Borrower or any of its Subsidiaries could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

          "Net Income (Loss)" shall have its meaning under GAAP, provided that there shall be specifically excluded therefrom gains (or losses) arising from (i) the sale of capital assets, (ii) extraordinary items, as defined by GAAP, and (iii) write-ups or write-downs of assets.

          "Notice of Borrowing" means a Notice of
     Borrowing in substantially the form of Exhibit A hereto.

          "PBGC" means the Pension Benefit Guaranty
     Corporation or any successor agency or entity performing substantially the same functions.

          "Permitted Liens" means, with respect to any Person, such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have commenced (unless otherwise provided in this definition): (i) liens for taxes or governmental assessments, charges or levies the payment of which is not at the time required by the Loan Documents; (ii) liens imposed by law, such as liens of landlords, carriers, warehousemen, mechanics and materialmen, arising in the ordinary course of business for sums not yet due or being contested by appropriate proceedings promptly initiated and diligently conducted, provided such Person has set aside proper amounts, determined in accordance with GAAP, for the payment of all such sums; (iii) liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance and other similar programs, or to secure the performance of statutory obligations and surety and appeal bonds (to the extent such undertakings do not secure obligations for the payment of money borrowed or the deferred purchase price of property or services); (iv) liens in respect of judgments or awards with respect to which such Person shall, in good faith, be prosecuting an appeal or proceeding for review and with respect to which a stay of execution upon such appeal or proceeding for review shall have been obtained; (v) liens in favor of the Lender or permitted by the Loan Documents; (vi) liens deemed to arise under a Capital Lease as a matter of law and not pursuant to an agreement or understanding; or
     (vii) liens created in respect of property acquired by such Person or existing in respect of property so acquired at the time of acquisition thereof, provided that each such lien shall at all times be confined solely to the item or items of property so acquired.

          "Person" means any individual or corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

          "Plan" means a Single Employer Plan or a Multiemployer Plan.

          "Pledge Agreement" means a pledge agreement in substantially the form annexed hereto as Exhibit B.

          "Pops" means, (i) for each MSA and RSA for which a Cellular Entity holds an FCC License, the number of residents of such MSA or RSA as reflected in the Donnelly Marketing Service population estimates for 1992, and (ii) for each of the three areas outside of the United States that is set forth on Schedule 1 for which a Cellular Entity holds a Foreign Cellular License, the number of residents of such area as set forth on Schedule 1.

          "Repayment Date" means the date two years after the earlier of (i) the closing under the Merger Agreement and (ii) the termination of the Merger Agreement.

          "Restricted Payment" means, with respect to any Person, any dividend or distribution or return of capital in respect of, or any repurchase, redemption, retirement, defeasance, or other acquisition for value of, any of the capital stock of such Person or any warrants, rights or options to acquire such capital stock.

          "RSA" means a "Rural Service Area", as such term is defined and modified by the FCC for purposes of Cellular System licensing.

          "Severable Equipment" means any additions, modifications and improvements to the initial configuration of any Cellular System that may be removed therefrom without diminishing or impairing the function, utility, performance or operating condition of the initial configuration as in effect immediately prior to the making or installation of such addition, modification or improvement.

          "Single Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any of its Subsidiaries and no Person other than the Borrower and its Subsidiaries or (b) was so maintained and in respect of which the Borrower or any of its Subsidiaries could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

          "Subscriber Equipment" means any cellular mobile telephones, cellular portable telephones, speakers, mounting hardware, subscriber test equipment and similar subscriber equipment.

          "Subsidiary" means, as to any Person, any other
     Person of which more than 50% of the equity or voting interests are owned, directly or indirectly, by such first
     Person.

          "Taxes" means any and all present and future taxes, assessments, levies, imposts, duties, fees, deductions, withholdings or charges of a similar nature imposed or assessed by any country or any political subdivision or taxing authority thereof, together with any interest thereon and any penalties with respect thereto.

          "Welfare Plan" means a welfare plan, as defined in Section 3(1) of ERISA, maintained for employees of the Borrower or any of its Subsidiaries.

     2.  AMOUNT AND TERMS OF CREDIT

          2.1 Credit. The Lender agrees on the terms and conditions herein set forth to make loans ("Loans") to the

     Borrower in an aggregate principal amount not to exceed the Available Commitment.

          2.2    Manner of Borrowing.  At any time prior
     to the Repayment Date, or, if earlier, the date the Merger Agreement is terminated in accordance with its terms, the Borrower may deliver to the Lender a Notice of Borrowing. Subject to the terms and conditions set forth in this Agreement, not later than 11:00 a.m. (New York City time) on the second Business Day following delivery of such Notice, the Lender will make the requested Loan available to the Borrower in immediately available funds.

          2.3    Determination of Interest Period.  The
     initial Interest Period with respect to each Loan shall be set forth in the Notice of Borrowing delivered in respect of such Loan. No later than 11:00 a.m. (New York City time) on the second business day preceding the expiration date of the Interest Period then in effect, the Borrower may set forth the Interest Period for the period commencing on the day after such expiration date in a notice to the Lender, which notice shall identify the Loan for which such Interest Period is being selected. In the event that the Borrower does not send any such notice the Interest Period for such subsequent period shall be three months.

          2.4  Reduction of Available Commitment.  The
     Available Commitment shall be automatically and permanently reduced by the principal amount of each Loan made hereunder.

          2.5 Repayment of Loan. The unpaid principal amount of the Loans, together with all accrued and unpaid interest thereon, shall be due and payable on the Repayment
     Date.

          2.6    Prepayment.  The Borrower may, upon at
     least five Business Days' notice to the Lender stating the proposed date and aggregate principal amount of the prepayment, and, if such notice is given, the Borrower shall, prepay the outstanding principal amount of the Loans in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided that (i) each partial prepayment shall be in an aggregate principal amount not less than $20,000,000 or an integral multiple of $10,000,000 in excess thereof and
     (ii) if any such prepayment of principal is made other than on the last day of the Interest Period for such Loan, the Borrower shall, upon demand by the Lender, pay to the Lender any amounts required to compensate the Lender for any losses, costs or expenses that it may reasonably incur as a result of any termination by the Lender of a corresponding

     LIBO contract it may have entered in connection with the Loan being prepaid by the Borrower.

          2.7    Payment of Interest.

          (a)    Interest.  Interest shall accrue on the
     unpaid principal amount of each Loan, from the date such Loan is made until such Loan is paid in full, at a rate per annum equal at all time during each Interest Period for each Loan to the Interest Rate with respect to such Interest Period. The Lender shall give prompt notice to the Borrower of the Interest Rate determined by the Lender with respect to each Interest Period for any Loan.

          (b)    Payment.  The Borrower shall pay the
     accrued and unpaid interest on all of the Loans quarterly in arrears on the first day of January, April, July and October in each year commencing April 1, 1994.

          (c) Default Interest. If the Borrower shall fail to make any payment when due (whether at maturity, on acceleration or otherwise), of any principal amount or any interest thereon owing under this Agreement, or if any Event of Default should otherwise occur, then the Interest Rate with respect to the Loan shall thereupon be the Default Rate, and the Borrower shall pay interest on demand at a rate equal to the Default Rate from time to time in effect to the fullest extent permitted by law on the amount overdue from the date of default until payment in full of such overdue amount and all other Events of Default are cured.

     3.  PAYMENTS

          3.1    Manner of Payments.  Each payment of
     principal and interest on the Loans and all other amounts payable by the Borrower to the Lender under this Agreement and the other Loan Documents shall be made no later than 11:00 a.m. (New York City time) on the day when due in immediately available U.S. currency to the Lender at such account as the Lender shall have notified the Borrower. Each such payment shall be made without setoff or counterclaim and free and clear of, and without deduction for, any Taxes.

          3.2    Extension of Payments.  If any payment
     from the Borrower to the Lender under this Agreement shall become due on a day which is not a Business Day, the due date thereof shall be extended to the next following day which is a Business Day and such additional time shall be included in the computation of interest.

          3.3    Application of Payments.  The Lender
     shall apply payments received by it with respect to the Loans in the following order of priority:

          (i)    accrued and unpaid interest due pursuant
                      to Section 2.7(c),

          (ii)   amounts due in respect of the Loans and
                      not otherwise provided for in this
                      Section 3.3,

          (iii   accrued and unpaid interest due pursuant
                      to Section 2.7(b), and

          (iv)   the unpaid principal amount of the Loans.

          3.4    Computation of Interest.  All interest
     accruing under this Agreement shall be computed on the basis of a year of 365 days and the actual number of days elapsed.

          3.5    Commitment Fee.  In the event MCCI elects
     (in its sole discretion) to guarantee the obligations of the Borrower under this Agreement and the Loan Documents in accordance with Section 10.5(b), from and after the date of such guarantee, the Borrower shall pay to the Lender a commitment fee on the average daily unused portion of the Lender's commitment hereunder (it being understood that on and after the date, if any, that the Merger Agreement is terminated in accordance with its terms, such unused portion shall be equal to zero), at the rate of 1/2 of 1% per annum, payable (a) quarterly in arrears on each interest payment date and (b) on the Repayment Date.

     4.  CONDITIONS PRECEDENT

          4.1    Conditions Precedent to Initial Loan.
     The obligation of the Lender to make the initial Loan to the Borrower is subject to the condition that the Lender shall have received, on or before the date of the initial Loan, the following items in form and substance satisfactory to the Lender:

          (a)    Notice of Borrowing.  A Notice of
     Borrowing duly executed by the Borrower.

          (b)    Pledge Agreements.  (i) A Pledge
     Agreement, duly executed by the Borrower, granting a security interest in all of the outstanding capital stock of each direct Subsidiary of the Borrower and (ii) a Pledge
     Agreement, duly executed by the Guarantor, granting a security interest in all of the outstanding capital stock of the Borrower.

          (c) Guarantee. A Guarantee, duly executed by the Guarantor, guaranteeing the obligations of the Borrower under this Agreement and the other Loan Documents.

          (d)    Certified Charters.  A copy of the
     charter of each Loan Party and each amendment thereto, certified (as of a date reasonably near the date of the initial Loan) by the Secretary of State of the State of Delaware as being a true and correct copy thereof.

          (e) Good-Standing Certificates. A copy of a certificate of the Secretary of State of the State of Delaware, dated reasonably near the date of the initial Loan, listing the charter of each Loan Party and each amendment thereto on file in his office and certifying that
     (i) such amendments are the only amendments to such Loan Party's charter on file in his office, (ii) such Loan Party has paid all franchise taxes to the date of such certificate and (iii) such Loan Party is duly incorporated and in good standing under the laws of the State of Delaware.

          (f) Officers' Certificates. A certificate of each Loan Party, signed on behalf of such Loan Party by its President or a Vice President and its Secretary or any Assistant Secretary, dated the date of the initial Loan (the statements made in which shall be true on and as of the date of such certificate), certifying as to (i) the absence of any amendments to the charter of such Loan Party since the date of the applicable good-standing certificate referred to in Section 4.1(f), (ii) a true and correct copy of the by-laws of such Loan Party as in effect on the date of such certificate, (iii) the due incorporation and good standing of such Loan Party as a corporation organized under the laws of the State of Delaware, and the absence of any proceeding for the dissolution or liquidation of such Loan Party, (iv) in the case of the Borrower, the truth in all material respects of the representations and warranties contained in the Loan Documents to which it is a party as though made on and as of the date of such certificate, (v) a true and correct copy of resolutions of the Board of Directors of each Loan Party approving the Loan Documents to which it is a party and the transactions contemplated thereby, and certifying that such resolutions have not been amended or rescinded and remain in full force and effect on the date of such certificate, and (vi) the absence of any event occurring and continuing, or resulting from the Loan to be made on the date of such certificate, that constitutes a Default.

          (g) Secretary's Certificates. A certificate of the Secretary or an Assistant Secretary of each Loan
          Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is a party and the other documents to be delivered thereunder.

          4.2 Conditions Precedent to Each Loan. The obligation of the Lender to make each Loan (including the initial Loan) hereunder shall be subject to the conditions precedent that on the date of such Loan (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Loan shall constitute a representation and warranty by the Borrower that on the respective dates thereof such statements are true): (i) no event has occurred and is continuing, or would result from such Loan or from the application of the proceeds therefrom, that constitutes a Default and such Loan has been duly authorized by all necessary corporate action and (ii) the representations and warranties contained in each Loan Document are correct on and as of the date of such Loan, before and after giving effect to such Loan and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent that any such representation or warranty by its terms relates to a specified prior date; (b) the Merger Agreement shall not have been terminated in accordance with its terms; and (c) the Lender shall have received such other approvals, opinions or documents as the Lender may reasonably request, including but not limited to all certificates, financing statements and other documents necessary to grant to the Lender a first priority security interest in all of the capital stock of the Borrower and each of the Borrower's direct Subsidiaries in accordance with the Borrower's Pledge Agreement and the Guarantor's Pledge Agreement, as the case may be.

     5.  REPRESENTATIONS AND WARRANTIES

          By delivering a Notice of Borrowing to the Lender, the Borrower represents and warrants to the Lender, as of the date of such Notice of Borrowing, that:

          5.1    Organization.  Each Loan Party is a
     corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into each Loan Document to which it is a party and to carry out the provisions thereof and consummate the transactions contemplated thereby. Each Loan Party is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to be so qualified has or would be reasonably expected (so far as can be foreseen at the time) to have a Material Adverse Effect on such Loan Party. The Borrower has obtained from the appropriate Authorities (including, without limitation, the FCC or appropriate Foreign Authority) all approvals and licenses necessary for the conduct of its business and operations as currently conducted, which approvals and licenses are valid and remain in full force and effect, except where the failure to have obtained such approvals or licenses or the failure of such licenses and approvals to be valid and in full force and effect does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a Material Adverse Effect on the Borrower. The Borrower is not subject to any order, complaint, proceeding or investigation pending nor, to the knowledge of the Borrower, threatened, which affects or would be reasonably expected (so far as can be foreseen at the time) to affect the validity of any such approvals or licenses or impair the renewal thereof, except where the invalidity of any such approvals or licenses or the non-renewal thereof does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a Material Adverse Effect on the Borrower.

          5.2    Subsidiaries.  Each Subsidiary of the
     Borrower (a) is a corporation or other legal entity duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization and has the full power and authority to own its properties and conduct its business and operations as currently conducted, except where the failure to be duly organized, validly existing and in good standing does not have, and would not be reasonably expected (so far as can be foreseen at the time) to have, a Material Adverse Effect on the Borrower, (b) is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a Material Adverse Effect on the Borrower, (c) has obtained from the appropriate Authorities (including, without limitation, the FCC or appropriate Foreign Authority) all approvals and licenses necessary for the conduct of its business and operations as currently conducted, which licenses and approvals are valid and remain in full force and effect, except where the failure to have obtained such approvals and licenses or the failure of such licenses and approvals to be valid and in full force and effect does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a Material Adverse Effect on the Borrower, and (d) is subject to no order, complaint, proceeding or investigation pending or, to the knowledge of the Borrower, threatened which would be reasonably expected (so far as can be foreseen at the time) to affect the validity of any such approvals or licenses or impair the renewal thereof, except where the invalidity of any such approvals or licenses or the non-renewal thereof does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a Material Adverse Effect on the Borrower.

          5.2    Authorization.  This Agreement, each
     Pledge Agreement, the Guarantee and the other Loan Documents to which any Loan Party is a party have been duly executed and delivered by a duly authorized officer of such Loan Party and constitute valid and binding agreements of such Loan Party, enforceable against such Loan Party in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally and by general equitable principles.

          5.4 Consents. All consents, authorizations, approvals of or declarations, filings or registrations with any commission, board, agency, court or other Authority, Person or entity of any kind necessary in connection with the valid execution, delivery or performance by the Borrower of this Agreement, each Pledge Agreement, the Guarantee and the other Loan Documents to which any Loan Party is a party and of any other document required to be executed and delivered under, or in connection with any other transaction contemplated by, this Agreement have been obtained or effected and are in full force and effect.

          5.5 No Conflict. The execution, delivery and performance by any Loan Party of this Agreement, each Pledge
     Agreement, the Guarantee and the other Loan Documents to which it is a party will not result in any violation of or conflict with, constitute a default under, or require any consent under any term of the charter, by-laws or other organizational document of such Loan Party (or any of its Subsidiaries) or any such agreement, instrument, law, ordinance, rule, regulation, order, judgment or decree or result in the creation of (or impose any obligation on such Loan Party or any of its Subsidiaries to create) any mortgage, lien, charge, security interest or other encumbrance upon any of the properties or assets of such Loan Party or any of its Subsidiaries pursuant to any such term, except where such violation, conflict or default, or the failure to obtain such consent, individually or in the aggregate, does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a Material Adverse Effect on any Loan Party.

          5.6 No Default. Neither Loan Party nor any Subsidiary of any Loan Party is in violation of any term of
     (a) its charter, by-laws or other organizational documents,
     (b) any agreement or instrument related to indebtedness for borrowed money or any other agreement to which it is a party or by which it is bound, (c) any applicable law, ordinance, rule or regulation of any Authority, or (d) any applicable order, judgment or decree of any court, arbitrator or Authority, the consequences of which violation have or would be reasonably expected (so far as can be foreseen at the time) to have a Material Adverse Effect on such Loan Party.

          5.7    No Litigation.  There are no actions,
     suits, investigations or proceedings (adjudicatory, rulemaking or otherwise) pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, or any property of the Borrower or any such Subsidiary, in any court or before any arbitrator of any kind or before or by any Authority, except actions, suits, investigations or proceedings which do not have and would not be reasonably expected (so far as can be foreseen at the time) to have a Material Adverse Effect on the Borrower.

          5.8    Financial Statements.  The financial
     statements delivered pursuant to Section 6.2 fairly present the financial condition of the Borrower and its Subsidiaries for the periods covered by such statements, all in accordance with GAAP consistently applied (subject to normal year-end adjustments in the case of the interim financial statements).

          5.9    Absence of Certain Changes or Events.
     During the period since the date of the most recent financial statements of the Borrower delivered to the Lender pursuant to Section 6.2 (if any), (a) the business of the Borrower and its Subsidiaries has been conducted only in the ordinary course, consistent with past practice, (b) neither the Borrower nor any Subsidiary has entered into any material transaction other than in the ordinary course, consistent with past practice, and (c) there has not been any material adverse change in the business, financial condition, results of operations, properties, assets, liabilities or prospects of the Borrower and its Subsidiaries taken as a whole.

          5.10 Outstanding Indebtedness and Undisclosed Liabilities; Investments. Each of the Borrower and its Subsidiaries has no Indebtedness or liability, absolute or contingent, known or unknown, liquidated or unliquidated, which is not set forth on Schedule 5.10, except Indebtedness and liabilities incurred in the ordinary course of business. Except as provided in this Agreement, none of the Borrower or its Subsidiaries is directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obligated in any other way to provide funds in respect of, or to guarantee or assume any Indebtedness, obligation or dividend of any Person, except endorsements in the ordinary course of business in connection with the deposit of items for collection.

          5.11 Compliance with ERISA. (a) Schedule 5.11 sets forth a complete and accurate list, as of the date of this Agreement of all Plans, Multiemployer Plans and Welfare
     Plans with respect to any employees of the Borrower or any of its Subsidiaries.

          (b)    No ERISA Event has occurred or is
     reasonably expected to occur with respect to any Plan.

          (c)    Neither the Borrower nor any of its
     Subsidiaries is, as of the date hereof, required to file with the Internal Revenue Service a Schedule B (Actuarial
     Information) (Form 5500 Series) for any Plan.

          5.12 Compliance with Environmental Laws. The operations and properties of the Borrower and each of its Subsidiaries comply in all material respects with all Environmental Laws, and neither utilize, contain nor are affected by any Hazardous Materials except in the ordinary course of business in a manner consistent with all applicable Environmental Laws, and neither the Borrower nor any of its Subsidiaries has any material liability, contingent or otherwise under any Environmental Law.

          5.13 Taxes. The Borrower and its Subsidiaries have filed all federal, state, county, local and foreign tax returns required to be filed by them, and have paid all taxes shown to be due thereon, other than taxes appropriate reserves for which have been made in the Borrower's financial statements. There are no assessments or adjustments that have been asserted in writing against the Borrower or its Subsidiaries for any period for which the Borrower has not made appropriate reserves in the Borrower's financial statements.

          5.14 Regulation G. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation G issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, in violation of Regulation G.

          5.15   No Catastrophic Events.  Neither the
     business nor the properties of the Borrower or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could have a Material Adverse Effect on the business, condition (financial or otherwise), operations, properties or prospects of the Borrower and its Subsidiaries taken as a whole.

          5.16   No Burdensome Agreements.  Neither the
     Borrower nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that could have a Material Adverse Effect on (i) the business, condition (financial or otherwise), operations, properties or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the rights and remedies of the Lender under any Loan Document or
     (iii) the ability of the Borrower to carry out its obligations under any Loan Document.

          5.17 Investment Company Act of 1940. Neither the Borrower nor any of its Subsidiaries is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Loans nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

          5.18   Public Utility Holding Company Act.  The
     Borrower is not a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," as such terms are defined in the Public Utility
     Holding Company Act of 1935, as amended.

          5.19   Capital Stock.  On the date of this
     Agreement, the authorized capital stock of the Borrower consists of 50,000 shares of common stock, par value $1.00 per share, of which 200 shares are issued and outstanding. On the date of this Agreement, there are no commitments by the Borrower for the sale or other disposition of, and no outstanding options to purchase, any shares of its capital stock. Neither the Borrower nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.

          5.20   Ownership.  Schedule 5.20 sets forth as
     of the date of this Agreement a complete and correct list of
     (a) each Cellular Entity in which the Borrower or any Subsidiary of the Borrower has a direct or indirect interest and whether such Entity is a Cellular Licensee or Cellular Permittee, (b) the name of the direct Subsidiary of the Borrower (if any) that owns any such Cellular Interest, (c) the direct or indirect percentage ownership and voting interest of the Borrower in such Cellular Entity, (d) each MSA, RSA or other area that such Cellular Entity is authorized to serve, (e) the number of Pops in each such MSA, RSA or other area and (f) the Attributable Share of the Pops of the Borrower in each such Cellular Entity.

          5.21   Title to Property.  The Borrower and its
     Subsidiaries have good and sufficient title to their respective properties and assets free and clear of all Liens
     (other than Permitted Liens).

     6.  AFFIRMATIVE COVENANTS

          So long as any Loan or any part thereof is outstanding and until the performance of all obligations of the Borrower under this Agreement, the Borrower will, unless the Lender shall otherwise consent in writing:

          6.1    Use of Proceeds.  Apply any and all
     amounts advanced by the Lender to the Borrower hereunder (a) to the pursuit of the Opportunities referred to in paragraphs (a), (b) and (d) of Item 9 of Section 7.1 of the Company Disclosure Statement (as such terms are defined in the Merger Agreement) together with costs and expenses incurred by the Borrower or any of its Subsidiaries in acquiring (or refinancing), owning and operating the Wireless Service Interests or Resale Service Interests or interests in a Joint Venture (as such terms are defined in the Merger Agreement) to be acquired (or refinanced), owned and operated with the proceeds of the Loans as specified in paragraph (4) of the applicable Notice of Borrowing or (b) to the payment of dividends or other distributions to its stockholder and applied by such stockholder or its Affiliates, which stockholder or Affiliates are wholly owned Subsidiaries of MCCI, for the purposes described in clause
     (a) above, provided that any such dividend or distribution shall be in compliance with the other covenants set forth herein (including without limitation in Section 7.1).

          6.2    Reporting Obligations.  Deliver to the
     Lender:

          (a)    Quarterly Statements.  As soon as
     available and in any event within 60 days after the end of each fiscal quarter of the Borrower (excluding the final fiscal quarter of each fiscal year), a consolidated and consolidating balance sheet, income statement and cash flow statement of the Borrower and its Subsidiaries, prepared in form satisfactory to the Lender, together with (i) a certificate of a financial officer of the Borrower, certifying that such financial statements present fairly in all material respects the financial condition of the Borrower and its Subsidiaries as of the end of such quarter and the results of operations for the period then ended, subject to normal year-end adjustments, (ii) a Schedule setting forth as of the end of such fiscal quarter all of the information required by the terms of Section 5.20, unless there has been no material change to such information since the later of the date hereof or the end of the prior fiscal quarter, (iii) a certificate of such financial officer stating that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto, and (iv) a certificate of such financial officer certifying compliance with the ratio set forth in Section 8.1, together with information sufficient to enable the Lender to verify the calculations therein.

          (b) Annual Statements. As soon as available and in any event within 120 days of the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 1994, a consolidated and consolidating balance sheet, income statement and cash flow statement of the Borrower and its Subsidiaries, prepared in accordance with GAAP consistently applied, and reviewed and certified in a manner acceptable to the Lender, by its independent certified public accountants acceptable to the Lender, together with (i) a certificate of a financial officer of the Borrower, certifying that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, describing the same and the action the Borrower or such Subsidiary is taking with respect thereto, (ii) a Schedule setting forth as of the end of such fiscal year all of the information required by the terms of Section 5.20, unless there has been no material change to such information since the later of the date hereof or the end of the prior fiscal year, and (iii) a certificate of such financial officer certifying compliance with the covenants contained in Article 8, together with information sufficient to enable the Lender to verify the calculations therein.

          (c)    As soon as possible and in any event
     within two days after the occurrence of each Default continuing on the date of such statement, a statement of a financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto.

          (d)    Promptly after the Borrower obtains
     knowledge thereof, a statement of a financial officer describing in reasonable detail any (i) refusal or failure by any instrumentality to renew or extend any material permit or license (including but not limited to an FCC License or Foreign Cellular License) with respect to a Cellular System in which the Borrower has a direct or indirect interest, or (ii) proposed abandonment or proposed or actual revocation, termination or materially adverse modification of any material permit or license (including but not limited to an FCC License or Foreign Cellular License) or any material dispute related thereto, or (iii) denial or threatened denial or revocation or material modification by any Authority of any material permit or license (including but not limited to an FCC License or Foreign Cellular License), or (iv) notice from any Authority of the imposition of any material fines, penalties or forfeitures.

          (e)    Other Information.  Promptly after a
     request therefor, such other information, financial or otherwise, with respect to the business, properties or condition of the Borrower or any of its Subsidiaries as the Lender may reasonably from time to time request.

          6.3 Maintenance of Records. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Borrower or such Subsidiary, as the case may be.

          6.4    Right of Inspection.  At any reasonable
     time and from time to time, permit, and cause each of its Subsidiaries to permit, the Lender, or any agent or representative thereof, to examine and make copies of and abstracts from its records and books of account, and visit its properties to discuss its affairs, finances and accounts with any of its officers, directors and independent accountants.

          6.5 Preservation of Corporate Existence. Do or cause to be done, and cause each of its Subsidiaries to
     do or cause to be done, all things necessary on its part to preserve and keep in full force and effect its existence.

          6.6 Compliance with Laws. Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules and regulations and orders of any Authority, noncompliance with which would have a Material Adverse Effect on the Borrower.

          6.7    Maintenance of Properties.  Maintain,
     keep and preserve, and cause each of its Subsidiaries to maintain, keep and preserve, all of its properties (tangible and intangible) necessary or useful for the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

          6.8    Payment of Taxes, Etc.  Pay and
     discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (b) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

          6.9 Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

     7.  NEGATIVE COVENANTS

          So long as any Loan or any part thereof is outstanding and until the performance of all obligations of the Borrower under this Agreement, the Borrower will not, unless the Lender shall otherwise consent in writing:

          7.1 Restricted Payments. Make, or permit any Subsidiary to make, any Restricted Payments, unless after giving effect thereto and to any other transactions effected concurrently therewith, (a) the Borrower is in compliance with the ratio set forth in Section 8.1 and such ratio is no greater than such ratio immediately prior to such transactions and (b) the Borrower is not otherwise in Default hereunder. MCCI shall cause the Borrower to comply with the terms of the preceding sentence.

          7.2    Indebtedness.  Create, incur, assume or
     become or remain liable in respect of, or permit any Subsidiary to create, incur, assume or become or remain liable in respect of, any Indebtedness, except:

          (a)    current liabilities of the Borrower or
     such Subsidiary, as the case may be (other than for borrowed money) incurred in the ordinary course of its business and in accordance with customary trade practices;

          (b)    Indebtedness which is existing on the
     date of any Loan and approved in writing by the Lender;

          (c) Indebtedness constituting amounts due the Lender under this Agreement;

          (d)    Indebtedness of the Borrower or such
     Subsidiary secured as permitted by Section 7.3;

          (e)    Indebtedness of the Borrower or such
     Subsidiary, not in excess of $50,000,000 owing to MCCI or any of its Subsidiaries, which Indebtedness is unsecured and is subordinated to the obligations of the Borrower under this Agreement and the Loan Documents (it being understood that the maturity of such inter-company indebtedness may be earlier than the Repayment Date);

          (f)    Indebtedness of the Borrower or such
     Subsidiary to the seller of any Cellular Interests, which Indebtedness shall be subordinated to the obligations of the Borrower hereunder on terms reasonably satisfactory to the Lender;

          (g)  Indebtedness incurred to finance Severable
     Equipment in an aggregate outstanding amount for any Cellular System not to exceed the greater of (x) $25,000 in any Cellular System and (y) 10 cents for each Pop in such Cellular System;

          (h)  Indebtedness incurred to finance
     Subscriber Equipment in an aggregate outstanding amount for any Cellular System not to exceed 50 cents for each Pop in such Cellular system;

          (i)  Indebtedness of a Person that was
     outstanding at the time such Person becomes a Subsidiary
     (provided that such Indebtedness was not incurred in anticipation of becoming a Subsidiary) and refinancings thereof on terms (other than interest rate, prepayment premiums, fees and other similar financial terms) no less favorable to the Borrower and such Subsidiary than such outstanding Indebtedness and that has a weighted average life to maturity at least equal to the then remaining average life of such outstanding Indebtedness; and

          (j) Indebtedness attributable to a Subsidiary by reason of its holding or owning an interest in any Person other than a Subsidiary unless the partnership or other agreement pursuant to which such Subsidiary holds or owns its interest in such Person permits the Borrower or such Subsidiary to prohibit (without penalty or cost to the Borrower or such Subsidiary) the incurrence of such Indebtedness.

          7.3    Mortgages, Liens, etc.  Create, incur,
     assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, directly or indirectly, any Lien with respect to any property or asset now owned or leased or hereafter acquired or leased, except Permitted Liens and liens imposed in connection with Indebtedness permitted under paragraph (g) through (j) of
     Section 7.2. MCCI shall cause the Borrower to comply with the terms of the preceding sentence.

          7.4    Transactions with Affiliates.  Enter
     into, or permit any Subsidiary to enter into, any transaction, including, without limitation, the purchase, lease, sale or exchange of any property to, from or with, or the rendering or purchase of any service to or from, any Affiliate, except in the ordinary course and pursuant to the reasonable requirements of such Affiliate's business and upon fair and reasonable terms no less favorable to such Affiliate than would obtain in a comparable arms' length transaction with a non-Affiliate.

          7.5    Mergers, Etc.  Merge with or into, or
     consolidate with or into, or permit any Subsidiary to merge with or into, or consolidate with or into, any other Person, unless (a) immediately after giving effect thereto, no event shall occur and be continuing that constitutes a Default,
     (b) if the surviving entity is not a Subsidiary of the Borrower, the disposition of such Subsidiary shall otherwise have been permitted under Section 7.6, and (c) after giving effect thereto, the Borrower is in compliance with the ratio set forth in Section 8.1.

          7.6    Sales, Etc. of Assets.  Sell, lease,
     transfer or otherwise dispose of, or permit any Subsidiary to sell, lease, transfer or otherwise dispose of, any of its assets, including, without limitation, substantially all assets constituting the business of a division, branch or other unit operation, except:

          (a)  dispositions of any assets (including,
     without limitation, Cellular Interests) if, after giving effect thereto, the Borrower is in compliance with the ratio set forth in Section 8.1 and is not otherwise in Default hereunder; and

          (b)    dispositions of any assets (including,
     without limitation, Cellular Interests) if the net cash proceeds thereof are applied to prepay in full all amounts payable by the Borrower under this Agreement and the other
     Loan Documents.

          7.7    Negative Pledge.  (a) Enter into or
     suffer to exist any agreement (other than an agreement with the Lender) prohibiting the creation or assumption of any Lien upon any of its properties or assets; or (b) permit any Subsidiary to enter into or suffer to exist any agreement prohibiting the creation or assumption of any Lien upon any of the properties or assets of such Subsidiary other than in connection with (i) any Indebtedness existing on the date hereof and any Indebtedness outstanding on the date such Person first becomes a Subsidiary, (ii) any Indebtedness permitted by paragraphs (g) through (j) of Section 7.3 and
     (iii) any partnership agreements or other similar agreements to which such Subsidiary is subject on the date hereof.

          7.8 Holding Company Status. Own directly or acquire any assets other than shares of capital stock of wholly owned direct Subsidiaries and immaterial amounts of other assets.

     8.  FINANCIAL COVENANTS

          So long as any Loan or any part thereof is outstanding and until performance of all obligations of the Borrower under this Agreement, the Borrower will, unless the Lender shall otherwise consent in writing:

          8.1 Adjusted Debt to Pops Ratio. Maintain sufficient assets and limit Indebtedness so that at all times the ratio of Adjusted Debt to the Attributable Share of Pops of the Borrower shall not exceed 75 to 1. For the purpose of calculating the foregoing ratio, Pops in the three areas set forth on Schedule 1 and in any of the ten largest MSAs in terms of population (as determined by the most recent estimate at such time by the Donnelley Marketing Service or such successor or replacement service as shall be generally recognized in the cellular industry at such time) shall be excluded from the calculation of the Attributable Share of Pops of the Borrower.

          8.2    Minimum Annual Revenue.  Maintain for
     each year set forth below the following levels of revenue, as determined in accordance with GAAP:

                 Year            Revenue
                                 ($000)
                 1994            10,000
                 1995            15,000
                 1996            20,000

          8.3    Minimum Annual Cash Flow.  Maintain for
     each year set forth below the following levels of Cash Flow:

                 Year            Revenue
                                 ($000)
                 1995                0
                 1996            5,000

     9.  DEFAULTS

          9.1    Events of Default.  If any of the
     following events shall occur and be continuing:

          (a)    the Borrower shall fail to pay when due
     any amount (whether of principal, interest, fees or otherwise), whether at maturity, by acceleration or otherwise, payable to the Lender under this Agreement or the other Loan Documents to which the Borrower is a party; or

          (b) the Borrower or Guarantor shall fail to perform or observe any obligation or covenant or term contained in this Agreement or the other Loan Documents to which it is a party, unless such breach is cured within 30 days after the Borrower's knowledge of the occurrence thereof; or

          (c)    any representation or warranty made by
     the Borrower in any of the Loan Documents to which it is a party, or any statement in any certificate or notice delivered or made pursuant thereto or in connection therewith, shall prove to be false or misleading in any material respect when made; or

          (d)    the Borrower or any of its Subsidiaries
     shall default beyond applicable notice and grace periods, if any, in the payment of any principal of or premium (if any) or interest on any of their respective indebtedness for borrowed money in excess of $10,000,000 or with respect to the performance or observance of any terms of any instrument pursuant to which any such indebtedness was created or of any mortgage, indenture or other agreement relating thereto, and the principal amount thereof is accelerated in accordance with the terms thereof and such acceleration shall not have been rescinded pursuant thereto; or

          (e)    any final judgment or settlement in
     excess of $10,000,000 shall be entered against the Borrower or any of its Subsidiaries and shall not be paid, vacated or stayed for a period of 60 days; or

          (f) any Material Adverse Effect with respect to the Borrower and its Subsidiaries taken as a whole; or

          (g)    any of the Loan Documents shall, at any
     time after its execution and delivery and for any reason cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by any party thereto, including, without limitation, that the Pledge Agreement shall fail to maintain in effect a perfected first priority security interest in the collateral thereunder; or

          (h)    MCCI shall cease to own, directly or
     indirectly, all of the outstanding capital stock of the Borrower; or

          (i) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced against MCCI, the Borrower or any of the Borrower's Subsidiaries, or a court shall enter a decree or order appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of MCCI, the Borrower or any of the Borrower's Subsidiaries, or for any substantial part of any of its properties, or ordering the winding-up or liquidation of any of its affairs, and such case shall not be dismissed in 60 days, or such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; or

          (j)    MCCI, the Borrower or any of the
     Borrower's Subsidiaries shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of MCCI, the Borrower, any of the Borrower's Subsidiaries, or for all or any substantial part of any of their respective properties, or shall make any general assignment for the benefit of creditors, or shall fail generally to pay their debts as they become due, or shall take any corporate action in furtherance of any of the foregoing;

     then in the case of any of the events specified in paragraphs (i) and (j), the Loans and all other amounts payable by the Borrower to the Lender under this Agreement shall be immediately due and payable without any action on the part of the Lender, the Borrower or any other Person, and, in the case of any of the other events specified above, the Lender may by notice to the Borrower declare the Loans and all other amounts payable by the Borrower to the Lender under this Agreement to be immediately due and payable, whereupon the same shall become forthwith due and payable.

     10.  GENERAL PROVISIONS

          10.1   No Third Party Beneficiaries.  This
     Agreement is not intended to be for the benefit of and shall not be enforceable by any Person or entity who or which is not a party hereto, except for the indemnification provisions contained in Section 10.4, which provisions may be enforced by any Indemnified Party referred to therein.

          10.2   Successors and Assigns.  This Agreement
     shall be binding upon and shall inure to the benefit of the Borrower, the Lender and their respective successors and assigns, provided that (i) the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Lender and (ii) the Lender may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Borrower, except to the extent permitted by the next succeeding sentence. The Lender may assign any of its rights hereunder to any of its wholly owned Subsidiaries or any financial institution reasonably acceptable to MCCI; provided, that in the event of any such assignment to a wholly owned Subsidiary, the Lender signatory hereto shall remain liable for the performance of all of the Lender's obligations hereunder. In the event of any such assignment, all references herein to the Lender shall, after notice thereof to the Borrower, be deemed a reference to the assignee to the extent of its interest.

          10.3 Costs and Expenses. The Borrower agrees to pay on demand (i) the reasonable costs and expenses of the Lender in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, the reasonable fees and expenses of counsel for the Lender with respect thereto) and (ii) all costs and expenses of Lender in connection with the enforcement of the Loan Documents whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally or otherwise (including, without limitation, the reasonable fees and expenses of counsel for the Lender with respect thereto).

          10.4 Indemnification. The Borrower agrees to indemnify, reimburse, defend and hold harmless the Lender and its Affiliates and their respective officers, directors, employees, agents and advisors (each, an "Indemnified Party") for, from and against any and all demands, claims, actions or causes of action, damages, losses, liabilities, costs and expenses (including, without limitation, reasonable fees and expenses of counsel for any such Indemnified Party) that may be incurred by, asserted or awarded against, resulting to or imposed on, any Indemnified Party, directly or indirectly, in each case arising out of or in connection with, or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of the Lender's acting as lender to the Borrower under this Agreement or as pledgee under the Pledge Agreement, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. The Borrower shall not settle or compromise any claim, suit or proceeding with respect to any Indemnified Party, or consent to the entry of any judgment with respect thereto without the prior written consent of the Lender.

          10.5 No MCCI Guarantee, Etc. (a) The Lender acknowledges that, unless MCCI elects (in its sole discretion) to deliver a guarantee pursuant to paragraph (b) below, MCCI is not a guarantor of, and shall not be deemed to guarantee, any payment or other obligation under any Loan extended to the Borrower hereunder or otherwise in respect of this Agreement, except that MCCI is required to cause the Borrower to comply with the negative covenants set forth in Sections 7.1 and 7.3.

          (b) MCCI at any time may, but shall have no obligation to, guarantee the obligations of the Borrower hereunder by delivering to the Lender a guarantee in substantially the form of Exhibit C hereto. After delivery of such guarantee, MCCI may not terminate such guarantee. The effectiveness of MCCI's guarantee shall be subject to the conditions precedent that (i) the Lender shall have received the items referred to in paragraphs (d) through (g) of Section 4.1 with respect to MCCI and (ii) the representations and warranties contained in the first two sentences of Section 5.1 and Sections 5.3 through 5.6 shall be true and correct in all material respects as to MCCI, and by delivering such guarantee, MCCI shall be deemed to have made such representations and warranties as to MCCI to the Lender on and as of the date of such delivery.

          (c) The obligations of the parties and their respective Affiliates under this Agreement and the other Loan Documents are independent of any obligations that the parties or their respective Affiliates may have to one another under any other agreement or arrangement. Neither the parties nor their respective Affiliates shall have any right to set-off or reduce any amounts owing under this Agreement or any other Loan Document by any amounts at any time owing (or claimed to be owing) under any other agreement or arrangement.

          10.6   Further Assurances.   The Borrower agrees
     that at any time and from time to time upon the written request of the Lender, the Borrower will execute and deliver such further documents and do such further acts and things as the Lender may reasonably request consistent with the provisions hereof in order to effect the intent and purposes of this Agreement.

          10.7 Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter; provided that Section 7.11.3 of the Merger Agreement shall remain in full force and effect. There are no representations, warranties or covenants by the parties hereto relating to such subject matter other than those expressly set forth in this Agreement and any writings expressly required hereby.

          10.8   Amendment; Waiver.  This Agreement may
     not be amended, changed, supplemented, waived or otherwise modified except by an instrument in writing signed by the party (or, in the case of Section 10.4, the Indemnified Party) against whom enforcement is sought. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

          10.9 Notices. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy and confirmed by return telecopy, or seven days after being mailed by first-class mail, postage prepaid and return receipt requested in each case to the applicable addresses set forth below:

          If to the Borrower:

                 MCCI Acquisitions, Inc.
                 c/o McCaw Cellular Communications, Inc.
                 5400 Carillon Point
                 Kirkland, Washington  98033
                 Attn:  Mr. Tom A. Alberg
                 Telecopy:  (206) 828-1835

                 and

                 McCaw Cellular Communications, Inc.
                 1150 Connecticut Avenue, N.W.
                 Washington, D.C.  20036
                 Attn:  Andrew A. Quartner, Esq.
                 Telecopy:  (202) 223-9095

          If to the Lender:

                 American Telephone and Telegraph Company
                 One Oak Way
                 Berkeley Heights, NJ  07922
                 Attn:  Mr. Peter Rosoff
                 Telecopy:  (908) 771-3540

                 and

                 American Telephone and Telegraph Company
                 295 North Maple Avenue
                 Basking Ridge, New Jersey  07920
                 Attn:  H. John Hokenson, Esq.
                 Telecopy:  (908) 221-7657

     or to such other address as such party shall have designated by notice so given to each other party.

          10.10  Counterparts.  This Agreement may be
     executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

          10.11  Headings.  The name assigned this
     Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Unless otherwise specified, (a) the terms "hereof", "herein" and similar terms refer to this Agreement as a whole and (b) references herein to Sections refer to sections of this Agreement.

          10.12  Invalidity.  If any part of this
     Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

          10.13  Governing Law.  This Agreement and all
     disputes hereunder shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to principles of conflict of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in the City of New York in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this section and shall not be deemed to be a general submission to the jurisdiction of said Courts or in the State of New York other than for such purpose. The parties hereby waive any right to a trial by jury in connection with any such action, suit or proceeding.

          10.14 Knowledge. The term "knowledge" or "best knowledge" and any derivatives thereof when applied to any party to this Agreement shall refer only to the actual knowledge of that party (or in the case of a corporation, partnership or other entity, the actual knowledge of its executive officers), but no information known by any other employee, or any attorney, accountant or other representative, of such party shall be imputed to such party.

          IN WITNESS WHEREOF, the Lender and the Borrower have executed this Agreement as of the date first above written.


                            AMERICAN TELEPHONE AND
                                 TELEGRAPH COMPANY

                          S.L. PRENDERGAST
                            By____________________________
                              Name:  S.L. Prendergast
                              Title: Vice President & Treasurer


                            MCCI ACQUISITIONS, INC.

                          DONALD GUTHRIE
                            By_____________________________
                              Name:  Donald Guthrie
                              Title:  Senior Vice President



     Agreed to, solely with
     respect to Sections 7.1,
     7.3 and 10.5:

     McCAW CELLULAR
       COMMUNICATIONS, INC.


             DONALD GUTHRIE
     By:____________________________
        Name:  Donald Guthrie
        Title:  Senior Vice President